Exhibit 99.1

Location Based Technologies to Present at Craig-Hallum 2nd Annual Alpha Select Conference October 6, 2011

IRVINE, Calif., October 4, 2011 --Location Based Technologies, Inc.® (OTCBB:LBAS), a leading-edge service provider of personal, pet and asset GPS locators and devices announced today that Chief Operating Officer, Desiree Mejia will present at the Craig-Hallum 2nd Annual Alpha Select Conference on Thursday, October 6 at 11:20am ET. The one-day conference is being held at The Roosevelt Hotel in New York City.

Portfolio managers and analysts who wish to request a meeting with the Company should contact their Craig-Hallum representative. The webcast and archived replay of the Company’s presentation may be accessed in the Investor Relations section of the Company’s website at www.locationbasedtech.com.

The Craig-Hallum 2nd Annual Alpha Select Conference will showcase over 65 small and micro cap companies that fit the Alpha Select List (ASL) criteria. The idea behind the conference is to give institutional investors the opportunity to prospect for new investment ideas that may either be under the radar or that have proven out their model and are executing successfully. Presenting companies encompass four general sectors: Consumer, Healthcare, Services and Technology along with many Special Situation opportunities.

About Craig-Hallum Capital Group

Craig-Hallum was founded in 1997 and is a nationally recognized firm that is owned and operated by experienced professionals who have significant knowledge and expertise in each of their lines of business. The firm's professionals are committed to excellence and the success of their corporate and institutional clients and understand that bringing value to their clients is critical to their own success. Craig-Hallum's principal activities include research, institutional sales & trading, and investment banking.

About Location Based Technologies, Inc.

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies, Inc. headquartered in Irvine, CA, designs and develops leading-edge personal locator GPS devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally.  Visit the website, www.pocketfinder.com for more information on personal locator devices from PocketFinder®.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

PocketFinder and Location Based Technologies, Inc. are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

INVESTOR CONTACT:

Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

or,

Location Based Technologies
Gregory Harrison, 888-600-1044 ext 9
investor@locationbasedtech.comBottom of Form